Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries	Media Inquiries
	Jennifer Gilligan	Sandy McBride
	Senior Vice President, Finance & Investor Relations	Vice President, Media & Public Relations
	(212) 549-1306	(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS 2022 RESULTS
-- 2022 Full Year Diluted EPS of $2.07; Adjusted Diluted EPS of $5.78 --

•2022 adjusted diluted EPS growth of 12%.
•2022 total revenues of $144.5 billion, up 15%.
•2022 health benefits ratio of 87.7%.
•Continued progress on portfolio review, completing five divestitures in the past three months: Magellan Rx, Magellan Specialty Health, Ribera Salud, Centurion, and HealthSmart.
•Executed on capital deployment with $1.4 billion of share repurchases in the fourth quarter, bringing full year repurchases to $3.0 billion, largely funded through divestiture proceeds.
•Increased 2023 premium and service revenues guidance by $2.0 billion.

ST. LOUIS, MISSOURI (February 7, 2023) -- Centene Corporation (NYSE: CNC) announced today its financial results for the fourth quarter and year ended December 31, 2022. In summary, the 2022 fourth quarter and full year results were as follows:

2022 Results
	Q4	Full Year
Total revenues (in millions)	$35,561	$144,547
Premium and service revenues (in millions)	$33,553	$135,479
Health benefits ratio	88.7%	87.7%
SG&A expense ratio	9.5%	8.6%
Adjusted SG&A expense ratio (1)	9.3%	8.4%
GAAP diluted earnings (loss) per share	$(0.38)	$2.07
Adjusted diluted EPS (1)	$0.86	$5.78
Total cash flow (used in) provided by operations (in millions)	$(1,576)	$6,261

(1) A full reconciliation of the adjusted diluted earnings per share (EPS) and adjusted selling, general and administrative (SG&A) expenses is shown in the Non-GAAP Financial Presentation section of this release.

"Our disciplined focus in 2022 allowed us to successfully execute on foundational work that will support our long-term growth strategy. We also delivered strong financial results, exceeding our most recent full year guidance," said Sarah M. London, Chief Executive Officer of Centene. "This positive momentum positions us well for 2023 and beyond as we maximize the opportunities ahead for our core business."

Other Events

•In January 2023, Centene completed the divestitures of Magellan Specialty Health, Centurion (its prison healthcare business), and HealthSmart (a third party health plan administration business).

•In December 2022, Centene's subsidiary, Health Net of California, was selected by the California Department of Health Care Services for direct Medicaid contracts in 10 counties, including Los Angeles (in which a portion will be subcontracted). The contracts are anticipated to begin in January 2024.

•In December 2022, the Department of Defense (DoD) announced that the TRICARE Managed Care Support Contracts were not awarded to Centene’s subsidiary, Health Net Federal Services. The Company's current contract for health care delivery services is in place through early 2024.

•In December 2022, Centene announced leadership changes to position the Company for its next stage of growth. Ken Fasola was appointed President of Centene, and Jim Murray was appointed Executive Vice President, Chief Operating Officer. Brent Layton transitioned to Senior Advisor to the CEO in anticipation of his upcoming retirement.

•In December 2022, Centene completed the divestiture of Magellan Rx, which was part of the Magellan Health, Inc. (Magellan) business acquired in January 2022.

•In November 2022, Centene completed the divestiture of its ownership stakes in its Spanish and Central European businesses, including Ribera Salud, Torrejón Salud, and Pro Diagnostics Group.

Awards & Community Engagement

•In February 2023, Centene was named to the 2023 Bloomberg Gender-Equality Index for the fourth year. The annual index recognizes companies for their policies and practices in support of women in the workforce across five pillars: leadership and talent pipeline, equal pay and gender pay parity, inclusive culture, anti-sexual harassment policies, and external brand.

•In February 2023, Fortune named Centene to its 2023 list of World's Most Admired Companies. This marks the fifth consecutive year Centene has been named to Fortune's list, which includes the most respected and reputable companies around the world, as ranked by peers within their respective industries.

•In January 2023, Newsweek named Centene one of America's Greatest Workplaces for Diversity 2023.

•In December 2022, Centene was selected for the Fortune 2023 Blue Ribbon list, which highlights organizations that appeared on at least four of Fortune's key rankings in 2022. Throughout the year, the Company was listed on Fortune's World's Most Admired Companies, the Fortune 500, Global 500, and Most Powerful Women.

•In January 2023, the Centene Charitable Foundation and Western Sky Community Care, Centene's New Mexico subsidiary, committed $3 million for "The Gateway" project, which supports Albuquerque's homeless population. The funding will help provide a local emergency shelter and other services such as case management. This partnership furthers the Company's commitment to addressing social determinants of health including lack of stable housing.

•In December 2022, Centene announced that Centene Charitable Foundation and its Texas subsidiary, Superior HealthPlan, have invested $7.9 million in a new, state-of-the-art multipurpose community center in Uvalde, Texas. In partnership with Community Health Development, Inc., a federally qualified health center, the community center will serve as a whole health resource for the entire Uvalde community and its surrounding region. The Uvalde Community Center is targeting completion in late 2024.

Membership

The following table sets forth our membership by line of business:

	December 31,
	2022	2021
Traditional Medicaid (1)	14,264,800	13,328,400
High Acuity Medicaid (2)	1,710,000	1,686,100
Total Medicaid (4)	15,974,800	15,014,500
Commercial Marketplace	2,076,100	2,140,500
Commercial Group	441,100	462,100
Total Commercial	2,517,200	2,602,600
Medicare (3) (4)	1,511,100	1,252,200
Medicare PDP	4,226,000	4,070,500
Total at-risk membership	24,229,100	22,939,800
TRICARE eligibles	2,832,300	2,874,700
Total	27,061,400	25,814,500

(1)	Membership includes Temporary Assistance for Needy Families (TANF), Medicaid Expansion, Children's Health Insurance Program (CHIP), Foster Care, and Behavioral Health.
(2)	Membership includes Aged, Blind, and Disabled (ABD), Intellectual and Developmental Disabilities (IDD), Long-Term Services and Supports (LTSS), and Medicare-Medicaid Plans (MMP) Duals.
(3)	Membership includes Medicare Advantage and Medicare Supplement.
(4)	Medicaid and Medicare membership includes 1,291,300 and 1,178,000 dual-eligible beneficiaries for the periods ending December 31, 2022, and December 31, 2021, respectively.

Revenues

The following table sets forth supplemental revenue information ($ in millions):

	Three Months Ended December 31,			Year Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Medicaid	$23,330	$21,527	8%	$93,157	$84,139	11%
Commercial	4,400	4,565	(4)%	17,380	16,956	3%
Medicare (5)	5,449	4,387	24%	22,484	17,512	28%
Other	2,382	2,089	14%	11,526	7,375	56%
Total Revenues	$35,561	$32,568	9%	$144,547	$125,982	15%
(5)	Medicare includes Medicare Advantage, Medicare Supplement, and Medicare Prescription Drug Plan (PDP).

Statement of Operations: Three Months Ended December 31, 2022

•For the fourth quarter of 2022, total revenues increased 9% to $35.6 billion from $32.6 billion in the comparable period of 2021. The increase was driven by organic Medicaid growth, primarily due to the ongoing suspension of eligibility redeterminations, 21% membership growth in the Medicare business, and our acquisition of Magellan, partially offset by the PANTHERx Rare (PANTHERx) divestiture.

•Health benefits ratio (HBR) of 88.7% for the fourth quarter of 2022 represents an increase from 87.9% in the comparable period in 2021. The increase was primarily due to higher Medicaid utilization, higher flu costs, increased investments in quality, partially offset by lower COVID testing and treatment costs as compared to the fourth quarter of 2021.

•The SG&A expense ratio was 9.5% for the fourth quarter of 2022, compared to 8.8% in the fourth quarter of 2021. The adjusted SG&A expense ratio was 9.3% for the fourth quarter of 2022, compared to 8.7% in the fourth quarter of 2021. The increases were due to the addition of Magellan, which operates at a higher SG&A expense ratio due to the nature of its business, and the PANTHERx divestiture. Increases were also driven by costs associated with Medicare marketing, including annual enrollment, and value creation investment spending. These impacts were partially offset by the leveraging of expenses over higher revenues as a result of increased membership.

•During the fourth quarter of 2022, the Company recorded pre-tax impairment charges associated with the divestitures of its Centurion business for $259 million and HealthSmart business for $36 million. The Company also recorded a pre-tax $233 million impairment related to the Health Net Federal Services business as a result of the DoD's decision to not award Health Net Federal Services a TRICARE Managed Care Support Contract as discussed above. Additionally, during the fourth quarter of 2022, the Company recognized a pre-tax gain of $269 million on the sale of Magellan Rx.

•The effective tax rate was 644.4% for the fourth quarter of 2022, compared to 14.6% in the fourth quarter of 2021. The effective tax rate for the fourth quarter of 2022 reflects the tax effects of pending and completed divestitures and impairments associated with our ongoing portfolio review, including the Magellan Rx divestiture gain, the non-deductible impairment of our Health Net Federal Services business, and tax impacts related to the reclassification of the Magellan Specialty Health business to held for sale. The effective tax rate for the fourth quarter of 2021 reflects the gain on the sale of our majority stake in U.S. Medical Management (USMM). For the fourth quarter of 2022, our effective tax rate on adjusted earnings was 23.6%, compared to 23.6% in the fourth quarter of 2021.

•Cash flow used in operations for the fourth quarter of 2022 was $(1.6) billion, driven by the early receipt of $2.9 billion in Centers for Medicare and Medicaid Services (CMS) payments in September which pertained to the fourth quarter.

Statement of Operations: Year Ended December 31, 2022

•For the full year 2022, total revenues increased 15% to $144.5 billion from $126.0 billion in the comparable period of 2021. The increase over the prior year was primarily due to Medicaid membership growth resulting from the ongoing suspension of eligibility redeterminations, membership growth in the Medicare business, our acquisition of Magellan, and the commencement of our contracts in North Carolina in mid-2021.

•HBR of 87.7% for the full year 2022 represents a decrease from 87.8% in the comparable period in 2021. The HBR for 2022 was positively impacted by disciplined Marketplace pricing and 2021 risk adjustment recorded in 2022, partially offset by a return to more normalized Medicaid utilization and higher flu costs compared to 2021. Additionally, 2021 was negatively impacted by unfavorable 2020 risk adjustment.

•The SG&A expense ratio was 8.6% for the full year 2022, compared to 8.1% for the full year 2021. The adjusted SG&A expense ratio was 8.4% for the full year 2022, compared to 7.9% for the full year 2021. The increases were due to the additions of the Magellan and Circle Health businesses, which operate at higher SG&A ratios due to the nature of their respective businesses. Increases were also driven by costs associated with Medicare marketing, including annual enrollment, value creation investment spending, and variable compensation. These impacts were partially offset by the leveraging of expenses over higher revenues as a result of increased membership.

•The effective tax rate was 38.7% for 2022, compared to 26.3% for 2021. The 2022 effective tax rate is driven by the tax effects of pending and completed divestitures and impairments associated with our ongoing portfolio review, including the Magellan Rx divestiture gain, the non-deductible impairment of our Health Net Federal Services business, and tax impacts related to the reclassification of the Magellan Specialty Health business to held for sale. The effective tax rate for 2021 reflects the non-taxable gain related to the acquisition of the remaining 60% interest in Circle Health, the partial non-deductibility of the legal settlement reserve, and the gain on the sale of our majority stake in USMM. For the full year of 2022, our effective tax rate on adjusted earnings was 25.8%, compared to 25.1% in 2021.

•Cash flow provided by operations for the full year 2022 was $6.3 billion, or 5.2 times net earnings.

Balance Sheet

At December 31, 2022, the Company had cash, investments and restricted deposits of $30.3 billion and maintained $841 million of cash and cash equivalents in our unregulated entities. The majority of the excess unregulated cash and cash equivalents was utilized in January 2023 to complete planned pass-through payments. Medical claims liabilities totaled $16.7 billion. The Company's days in claims payable was 54 days, which is flat as compared to the third quarter of 2022, and an increase of two days over the fourth quarter of 2021. Total debt was $18.0 billion, which included $58 million of borrowings on our $2.0 billion revolving credit facility at quarter end.

During the fourth quarter of 2022, the Company repurchased 17.0 million shares for $1.4 billion. In total, the Company repurchased 35.7 million shares for $3.0 billion through the stock repurchase program for the full year 2022. In January 2023, the Company repurchased an additional 3.5 million shares for $277 million. As of February 7, 2023, the Company has a remaining amount of $2.5 billion available under the stock repurchase program. During the fourth quarter of 2022, the Company repurchased $58 million of its par value Senior Notes for $53 million through its senior note debt repurchase program and repaid $180 million on its construction loan. As of February 7, 2023, there was $700 million available under the senior note debt repurchase program.

Outlook

The Company is increasing its 2023 premium and service revenues guidance range by $2.0 billion, to reflect the following:
•An additional $1.5 billion of Medicaid premium revenue reflecting a higher starting point in 2023 and an additional two months until redeterminations recommence on April 1, 2023;
•An additional $3.0 billion of Commercial premium revenue from a stronger than expected Marketplace open enrollment;
•Lower Medicare revenue of $500 million reflecting softer than expected 2023 annual enrollment; and
•Decreased revenues of $2.0 billion reflecting the divestitures of Magellan Specialty Health, Centurion, and HealthSmart, which were completed in January 2023 and were previously included in our 2023 guidance.
The Company's new 2023 premium and service revenues guidance range is $131.5 billion to $133.5 billion. The Company reiterates its 2023 adjusted diluted EPS guidance of $6.25 to $6.40.

Conference Call

As previously announced, the Company will host a conference call Tuesday, February 7, 2023, at approximately 8:30 AM (Eastern Time) to review the financial results for the fourth quarter and year ended December 31, 2022.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 6826970 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, February 6, 2024, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM (Eastern Time) on Tuesday, February 14, 2023, by dialing 1-877-344-7529 in the U.S., 1-855-669-9658 in Canada, or +1-412-317-0088 from abroad, and entering access code 9175346.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally in evaluating the Company’s performance and for planning purposes, by allowing management to focus on period-to-period changes in the Company's core business operations, and in determining employee incentive compensation. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

The Company is unable to provide a reconciliation of its 2023 adjusted diluted EPS guidance range to the corresponding GAAP measure without unreasonable effort due to the difficulty of predicting the timing and amounts of various items within a reasonable range. As such, this has been excluded from the reconciliation below.

The Company believes the presentation of non-GAAP financial information that excludes amortization of acquired intangible assets and acquisition and divestiture related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company's core performance over time.

The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
GAAP net earnings (loss) attributable to Centene	$(213)	$599	$1,202	$1,347
Amortization of acquired intangible assets	208	189	817	770
Acquisition and divestiture related expenses	64	44	213	185
Other adjustments (1)	315	(152)	1,540	1,275
Income tax effects of adjustments (2)	111	(82)	(410)	(537)
Adjusted net earnings	$485	$598	$3,362	$3,040

(1) Other adjustments include the following pre-tax items:
2022:
(a) for the three months ended December 31, 2022: impairments of assets associated with the divestitures of our Centurion and HealthSmart businesses of $293 million; Magellan Rx divestiture gain of $269 million; Health Net Federal Services asset impairment of $233 million; real estate impairments of $61 million; gain on debt extinguishment related to the repurchases of senior notes of $4 million; and costs related to the pharmacy benefits management (PBM) legal settlement of $1 million;

(b) for the twelve months ended December 31, 2022: real estate impairments of $1,642 million; PANTHERx divestiture gain of $490 million; impairments of assets associated with the divestitures of our Spanish and Central European, Centurion, and HealthSmart businesses of $458 million; Magellan Rx divestiture gain of $269 million; Health Net Federal Services asset impairment of $233 million; gain on debt extinguishment of $27 million; increase to the previously reported gain on the divestiture of USMM due to the finalization of working capital adjustments of $13 million; and costs related to the PBM legal settlement of $6 million.

2021:
(a) for the three months ended December 31, 2021: gain related to the divestiture of USMM of $150 million; adjustments to previously recorded severance costs due to a restructuring of $5 million; and PBM legal settlement expense of $3 million;

(b) for the twelve months ended December 31, 2021: PBM legal settlement expense of $1,264 million; gain related to the acquisition of the remaining 60% interest of Circle Health of $309 million; impairment of our equity method investment in RxAdvance of $229 million; gain related to the divestiture of USMM of $150 million; debt extinguishment costs of $125 million; reduction to the previously reported gain on divestiture of certain products of our Illinois health plan of $62 million; and severance costs due to a restructuring of $54 million.

(2) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment. In addition, the three and twelve months ended December 31, 2022 include tax expense of $3 million and a tax benefit of $15 million, respectively, related to the previously reported impairment of our equity method investment in RxAdvance. The three and twelve months ended December 31, 2022 include tax expense of $107 million related to the Magellan Specialty Health divestiture.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
GAAP diluted earnings (loss) per share attributable to Centene	$(0.38)	$1.01	$2.07	$2.28
Amortization of acquired intangible assets	0.37	0.32	1.40	1.31
Acquisition and divestiture related expenses	0.11	0.07	0.36	0.31
Other adjustments (3)	0.56	(0.25)	2.65	2.16
Income tax effects of adjustments (4)	0.20	(0.14)	(0.70)	(0.91)
Adjusted diluted EPS	$0.86	$1.01	$5.78	$5.15
(3) Other adjustments include the following pre-tax items:

2022:
(a) for the three months ended December 31, 2022: impairments of assets associated with the divestitures of our Centurion and HealthSmart businesses of $0.52 ($0.37 after-tax); Magellan Rx divestiture gain of $0.47 ($0.17 after-tax); Health Net Federal Services asset impairment of $0.41 ($0.40 after-tax); real estate impairments of $0.11 ($0.09 after-tax); and gain on debt extinguishment related to the repurchases of senior notes of $0.01 ($0.01 after-tax);

(b) for the twelve months ended December 31, 2022: real estate impairments of $2.82 ($2.08 after-tax); PANTHERx divestiture gain of $0.84 ($0.65 after-tax); impairments of assets associated with the divestitures of our Spanish and Central European, Centurion, and HealthSmart businesses of $0.78 ($0.60 after-tax); Magellan Rx divestiture gain of $0.46 per share ($0.17 after-tax); Health Net Federal Services asset impairment of $0.40 ($0.39 after-tax); gain on debt extinguishment of $0.04 ($0.03 after-tax); increase to the previously reported gain related to the divestiture of USMM due to the finalization of working capital adjustments of $0.02 ($0.02 after-tax); and costs related to the PBM legal settlement of $0.01 ($0.00 after-tax).

2021:
(a) for the three months ended December 31, 2021: gain related to the divestiture of USMM of $0.25 ($0.23 after-tax) and PBM legal settlement expense of $0.00 ($0.04 after-tax);

(b) for the twelve months ended December 31, 2021: PBM legal settlement expense of $2.14 ($1.76 after-tax); gain related to the acquisition of the remaining 60% interest of Circle Health of $0.52 ($0.52 after-tax); impairment of our equity method investment in RxAdvance of $0.39 ($0.32 after-tax); gain related to the divestiture of USMM of $0.25 ($0.23 after-tax); debt extinguishment costs of $0.21 ($0.16 after-tax); reduction to the previously reported gain on divestiture of certain products of our Illinois health plan of $0.10 per share ($0.08 after-tax); and severance costs due to a restructuring of $0.09 ($0.06 after-tax).

(4) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment. In addition, the three and twelve months ended December 31, 2022 include tax expense of $0.01 and a tax benefit of $0.03, respectively, related to the previously reported impairment of our equity method investment in RxAdvance. The three months ended December 31, 2021 include a tax benefit of $0.02 related to the impairment of our equity method investment in RxAdvance. The three and twelve months ended December 31, 2022 include tax expense of $0.19 and $0.18, respectively, related to the Magellan Specialty Health divestiture.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
GAAP selling, general and administrative expenses	$3,198	$2,691	$11,589	$9,601
Less:
Acquisition and divestiture related expenses	53	31	202	157
Restructuring costs	—	(5)	—	54
Costs related to the PBM legal settlement	1	3	6	14
Real estate optimization	8	—	15	—
Adjusted selling, general and administrative expenses	$3,136	$2,662	$11,366	$9,376
Note: Beginning in 2022, we have included a separate line item for depreciation expense on the Consolidated Statements of Operations, which was previously included in SG&A expenses. Prior period SG&A expenses have been conformed to the current presentation.

To provide clarity on the way management defines certain key metrics and ratios, the Company is providing a description of how the metric or ratio is calculated as follows:

•Health Benefits Ratio (HBR) (GAAP) = Medical costs divided by premium revenues.

•SG&A Expense Ratio (GAAP) = Selling, general and administrative expenses divided by premium and service revenues.

•Adjusted SG&A Expense Ratio (non-GAAP) = Adjusted selling, general and administrative expenses divided by premium and service revenues.

•Adjusted Effective Tax Rate (non-GAAP) = GAAP income tax expense (benefit) excluding the income tax effects of adjustments to net earnings divided by adjusted earnings (loss) before income tax expense.

•Adjusted Net Earnings (non-GAAP) = Net earnings less amortization of acquired intangible assets, less acquisition and divestiture related expenses, as well as adjustments for other items, net of the income tax effect of the adjustments.

•Adjusted Diluted EPS (non-GAAP) = Adjusted net earnings divided by weighted average common shares outstanding on a fully diluted basis.

•Debt to Capitalization Ratio (GAAP) = Total debt, divided by total debt plus total stockholder’s equity.

•Average Medical Claims Expense (GAAP) = Medical costs for the period divided by number of days in such period. Average Medical Claims Expense is most often calculated for the quarterly reporting period.

•Days in Claims Payable (GAAP) = Medical claims liabilities divided by average medical claims expense. Days in Claims Payable is most often calculated for the quarterly reporting period.

In addition, the following terms are defined as follows:

•State Directed Payments: Payments directed by a state that have minimal risk, but are administered as a premium adjustment. These payments are recorded as premium revenue and medical costs at close to a 100% HBR. In many instances, the Company has little visibility to the timing of these payments until they are paid by a state.

•Pass-through Payments: Non-risk supplemental payments from a state that the Company is required to pass through to designated contracted providers. These payments are recorded as premium tax revenue and premium tax expense.

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a leading healthcare enterprise that is committed to helping people live healthier lives. The Company takes a local approach – with local brands and local teams – to provide fully integrated, high-quality, and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Centene offers affordable and high-quality products to nearly 1 in 15 individuals across the nation, including Medicaid and Medicare members (including Medicare Prescription Drug Plans) as well as individuals and families served by the Health Insurance Marketplace and the TRICARE program. The Company also contracts with other healthcare and commercial organizations to provide a variety of specialty services focused on treating the whole person. Centene focuses on long-term growth and value creation as well as the development of its people, systems, and capabilities so that it can better serve its members, providers, local communities, and government partners.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, https://investors.centene.com/.

Forward-Looking Statements

All statements, other than statements of current or historical fact, contained in this press release are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as "believe," "anticipate," "plan," "expect," "estimate," "intend," "seek," "target," "goal," "may," "will," "would," "could," "should," "can," "continue" and other similar words or expressions (and the negative thereof). Centene (the Company, our, or we) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our future operating or financial performance, market opportunity, value creation strategy, competition, expected activities in connection with completed and future acquisitions and dispositions, our investments, and the adequacy of our available cash resources. These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments, and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions. All forward-looking statements included in this press release are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this press release, whether as a result of new information, future events, or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables, and events including, but not limited to: our ability to design and price products that are competitive and/or actuarially sound including but not limited to any impacts resulting from Medicaid redeterminations; our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, including fluctuations in medical utilization rates; competition, including our ability to reprocure our contracts and grow organically; the timing and extent of benefits from our value creation strategy, including the possibility that the benefits received may be lower than expected, may not occur, or will not be realized within the expected time periods; disruption, unexpected costs, or similar risks from business transactions, including acquisitions, divestitures, and changes in our relationships with third parties; impairments to real estate, investments, goodwill, and intangible assets; the risk that the election of new directors, changes in senior management, and any inability to retain key personnel may create uncertainty or negatively impact our ability to execute quickly and effectively; membership and revenue declines or unexpected trends; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses; changes in healthcare practices, new technologies, and advances in medicine; increased healthcare costs; inflation; changes in economic, political, or market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act (collectively referred to as the ACA) and any regulations enacted thereunder; tax matters; disasters or major epidemics; changes in expected contract start dates; provider, state, federal, foreign, and other contract changes and timing of regulatory approval of contracts; the expiration, suspension, or termination of our contracts with federal or state governments (including, but not limited to, Medicaid, Medicare, TRICARE, or other customers); the difficulty of predicting the timing or outcome of legal or regulatory proceedings or matters, including, but not limited to, our ability to resolve claims and/or allegations made by states with regard to past practices, including at Centene Pharmacy Services (formerly Envolve Pharmacy Solutions, Inc. (Envolve)), as our pharmacy benefits manager (PBM) subsidiary, within the reserve estimate we previously recorded and on other acceptable terms, or at all, or whether additional claims, reviews or investigations will be brought by states, the federal government or shareholder litigants, or government investigations; challenges to our contract awards; cyber-attacks or other privacy or data security incidents; the exertion of management's time and our resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with any regulatory, governmental or third party consents or approvals for acquisitions or dispositions; any changes in expected closing dates, estimated purchase price, and accretion for acquisitions or dispositions; restrictions and limitations in connection with our indebtedness; a downgrade of the credit rating of our indebtedness; the availability of debt and equity financing on terms that are favorable to us; foreign currency fluctuations; and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission. This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition, and results of operations, in our filings with the Securities and Exchange Commission (SEC), including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs.

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	December 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,074	$13,118
Premium and trade receivables	13,272	12,238
Short-term investments	2,321	1,539
Other current assets	2,461	1,602
Total current assets	30,128	28,497
Long-term investments	14,684	14,043
Restricted deposits	1,217	1,068
Property, software and equipment, net	2,432	3,391
Goodwill	18,812	19,771
Intangible assets, net	6,911	7,824
Other long-term assets	2,686	3,781
Total assets	$76,870	$78,375
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$16,745	$14,243
Accounts payable and accrued expenses	9,525	8,493
Return of premium payable	1,634	2,328
Unearned revenue	478	434
Current portion of long-term debt	82	267
Total current liabilities	28,464	25,765
Long-term debt	17,938	18,571
Deferred tax liability	615	1,407
Other long-term liabilities	5,616	5,610
Total liabilities	52,633	51,353
Commitments and contingencies
Redeemable noncontrolling interests	56	82
Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at December 31, 2022 and December 31, 2021	—	—
Common stock, $0.001 par value; authorized 800,000 shares; 607,847 issued and 550,754 outstanding at December 31, 2022, and 602,704 issued and 582,479 outstanding at December 31, 2021	1	1
Additional paid-in capital	20,060	19,672
Accumulated other comprehensive earnings (loss)	(1,132)	77
Retained earnings	9,341	8,139
Treasury stock, at cost (57,093 and 20,225 shares, respectively)	(4,213)	(1,094)
Total Centene stockholders’ equity	24,057	26,795
Nonredeemable noncontrolling interest	124	145
Total stockholders’ equity	24,181	26,940
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$76,870	$78,375

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except shares in thousands and per share data in dollars)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenues:
Premium	$31,884	$28,883	$127,131	$112,319
Service	1,669	1,610	8,348	5,664
Premium and service revenues	33,553	30,493	135,479	117,983
Premium tax	2,008	2,075	9,068	7,999
Total revenues	35,561	32,568	144,547	125,982
Expenses:
Medical costs	28,268	25,392	111,529	98,602
Cost of services	1,374	1,384	7,032	4,894
Selling, general and administrative expenses	3,198	2,691	11,589	9,601
Depreciation expense	144	151	614	565
Amortization of acquired intangible assets	208	189	817	770
Premium tax expense	2,072	2,158	9,330	8,287
Impairment	579	—	2,318	229
Legal settlement	—	—	—	1,250
Total operating expenses	35,843	31,965	143,229	124,198
Earnings (loss) from operations	(282)	603	1,318	1,784
Other income (expense):
Investment and other income	493	253	1,279	819
Debt extinguishment	4	—	30	(125)
Interest expense	(174)	(162)	(665)	(665)
Earnings before income tax	41	694	1,962	1,813
Income tax expense	260	101	760	477
Net earnings (loss)	(219)	593	1,202	1,336
Loss attributable to noncontrolling interests	6	6	—	11
Net earnings (loss) attributable to Centene Corporation	$(213)	$599	$1,202	$1,347

Net earnings (loss) per common share attributable to Centene Corporation:
Basic earnings (loss) per common share	$(0.38)	$1.03	$2.09	$2.31
Diluted earnings (loss) per common share	$(0.38)	$1.01	$2.07	$2.28

Weighted average number of common shares outstanding:
Basic	559,934	583,420	575,191	582,832
Diluted	559,934	591,757	582,040	590,516

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net earnings	$1,202	$1,336
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	1,553	1,476
Stock compensation expense	234	203
Impairment	2,318	229
(Gain) loss on debt extinguishment	(25)	125
(Gain) on acquisition	(2)	(309)
Deferred income taxes	(631)	(132)
(Gain) on divestitures	(772)	(88)
Loss on disposal of equipment	221	12
Other adjustments, net	(31)	(23)
Changes in assets and liabilities
Premium and trade receivables	(1,627)	(2,453)
Other assets	128	(99)
Medical claims liabilities	2,397	1,802
Unearned revenue	31	(109)
Accounts payable and accrued expenses	421	1,141
Other long-term liabilities	842	1,093
Other operating activities, net	2	1
Net cash provided by operating activities	6,261	4,205
Cash flows from investing activities:
Capital expenditures	(1,004)	(910)
Purchases of investments	(6,736)	(7,400)
Sales and maturities of investments	3,802	5,458
Acquisitions, net of cash acquired	(1,460)	(534)
Divestiture proceeds, net of divested cash	2,477	68
Other investing activities, net	—	19
Net cash (used in) investing activities	(2,921)	(3,299)
Cash flows from financing activities:
Proceeds from long-term debt	360	9,267
Payments and repurchases of long-term debt	(1,490)	(7,434)
Common stock repurchases	(3,096)	(297)
Proceeds from common stock issuances	70	35
Payments for debt extinguishment	(14)	(157)
Debt issuance costs	—	(72)
Other financing activities, net	(27)	20
Net cash (used in) provided by financing activities	(4,197)	1,362
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(11)	(11)
Net increase (decrease) in cash, cash equivalents, and restricted cash and cash equivalents	(868)	2,257
Cash and cash equivalents reclassified (to) from held for sale	(16)	—
Cash, cash equivalents, and restricted cash and cash equivalents, beginning of period	13,214	10,957
Cash, cash equivalents, and restricted cash and cash equivalents, end of period	$12,330	$13,214
Supplemental disclosures of cash flow information:
Interest paid	$657	$658
Income taxes paid	$1,222	$678
Equity issued in connection with acquisitions	$60	$—
The following table provides a reconciliation of cash, cash equivalents, and restricted cash and cash equivalents reported within the Consolidated Balance Sheets to the totals above:
	2022	2021
Cash and cash equivalents	$12,074	$13,118
Restricted cash and cash equivalents, included in restricted deposits	256	96
Total cash, cash equivalents, and restricted cash and cash equivalents	$12,330	$13,214

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q4	Q3	Q2	Q1	Q4
	2022	2022	2022	2022	2021
MEMBERSHIP
Traditional Medicaid (1)	14,264,800	14,000,100	13,758,000	13,590,100	13,328,400
High Acuity Medicaid (2)	1,710,000	1,698,100	1,688,000	1,682,800	1,686,100
Total Medicaid (4)	15,974,800	15,698,200	15,446,000	15,272,900	15,014,500
Commercial Marketplace	2,076,100	2,087,800	2,033,300	2,031,000	2,140,500
Commercial Group	441,100	439,800	448,700	449,700	462,100
Total Commercial	2,517,200	2,527,600	2,482,000	2,480,700	2,602,600
Medicare (3) (4)	1,511,100	1,517,900	1,483,900	1,452,500	1,252,200
Medicare PDP	4,226,000	4,186,200	4,165,500	4,169,700	4,070,500
Total at-risk membership	24,229,100	23,929,900	23,577,400	23,375,800	22,939,800
TRICARE eligibles	2,832,300	2,832,300	2,862,400	2,862,400	2,874,700
Total	27,061,400	26,762,200	26,439,800	26,238,200	25,814,500

(1) Membership includes TANF, Medicaid Expansion, CHIP, Foster Care, and Behavioral Health.
(2) Membership includes ABD, IDD, LTSS, and MMP Duals.
(3) Membership includes Medicare Advantage and Medicare Supplement.
(4) Medicaid and Medicare membership includes 1,291,300, 1,285,600, 1,252,600, 1,231,500, and 1,178,000 dual-eligible beneficiaries for the periods ending December 31, 2022, September 30, 2022, June 30, 2022, March 31, 2022, and December 31, 2021, respectively.

NUMBER OF EMPLOYEES	74,300	83,200	82,400	80,100	72,500

DAYS IN CLAIMS PAYABLE	54	54	55	53	52

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$28,926	$31,447	$28,817	$26,982	$26,416
Unregulated	1,370	989	1,308	1,262	3,352
Total	$30,296	$32,436	$30,125	$28,244	$29,768

DEBT TO CAPITALIZATION	42.7%	41.8%	41.5%	40.9%	41.2%

OPERATING RATIOS	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
HBR	88.7%	87.9%	87.7%	87.8%
SG&A expense ratio	9.5%	8.8%	8.6%	8.1%
Adjusted SG&A expense ratio	9.3%	8.7%	8.4%	7.9%
Note: Prior period SG&A and adjusted SG&A expense ratios have been restated to conform to current presentation, which excludes depreciation expense.

HBR BY PRODUCT	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Medicaid	90.0%	89.0%	89.6%	88.1%
Commercial	83.6%	84.4%	81.1%	86.6%
Medicare (1)	87.5%	86.3%	86.2%	87.1%

(1) Medicare includes Medicare Advantage, Medicare Supplement, and Medicare PDP.

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, December 31, 2021	$14,243
Less: Reinsurance recoverable	23
Balance, December 31, 2021, net	14,220
Acquisitions and divestitures	105
Incurred related to:
Current period	112,896
Prior period	(1,367)
Total incurred	111,529
Paid related to:
Current period	97,799
Prior period	11,336
Total paid	109,135
Balance, December 31, 2022, net	16,719
Plus: Reinsurance recoverable	26
Balance, December 31, 2022	$16,745

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the "Incurred related to: Prior period" amount may be offset as Centene actuarially determines "Incurred related to: Current period." As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology. Additionally, approximately $198 million was recorded as a reduction to premium revenues resulting from development within "Incurred related to: Prior period" due to minimum HBR and other return of premium programs.

The amount of the "Incurred related to: Prior period" above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service December 31, 2021, and prior.